LIMITED LIABILITY COMPANY AGREEMENT

OF

COVALENCE SPECIALTY ADHESIVES LLC

          This Limited Liability Company Agreement (this “Agreement”) of Covalence Specialty Adhesives LLC, dated and effective as of January 26, 2006, is entered into by Covalence Specialty Materials Corporation as the sole member (the “Member”).

          The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”), and hereby agrees as follows:

          1. Name. The name of the limited liability company is Covalence Specialty Adhesives LLC (the “Company”).

          2. Certificates. Jonathan H. Gordon is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company and the Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the signing of this Agreement, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member, as authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

          3. Membership Interests. The Company hereby irrevocably elects that all membership interests in the limited liability company shall be securities governed by Article 8 of the Uniform Commercial Code of Delaware. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Covalence Specialty Adhesives LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

          4. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

          5. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

                    (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                    (b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

                    (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

                    (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                    (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

                    (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

                    (g) prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

                    (h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

                    (i) open, maintain and close accounts with brokers;

                    (j) open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

                    (k) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants, including, without limitations, placement agents, and pay reasonable compensation for such services;

                    (l) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

                    (m) do such other things and engage in such other activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

          6. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

          7. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19901.

          8. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19901.

          9. Member. The name and the mailing address of the Member is as follows:

Name	Address

Covalence Specialty Materials Corporation	c/o Apollo Management L.P. 9 West 57th Street 43rd Floor New York, New York 10019

          10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

          11. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member has contributed $100.00, in cash, and no other property, to the Company.

          12. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company.

          13. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

          14. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its respective interests in the Company if such distribution would violate the Act or other applicable law.

          15. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

          16. Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

          17. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

          18. Exculpation and Indemnification. (a) To the fullest extent permitted by law, no Officer shall be liable to the Company or any other person or entity bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Officer by this Agreement, except that an Officer shall be liable for any such loss, damage or claim incurred by reason of such Officer’s willful misconduct, gross negligence or fraud. To the fullest extent permitted by applicable law, an Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Officer by reason of any act or omission performed or omitted by such Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Officer by this Agreement, except that no Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Officer by reason of willful misconduct, gross negligence or fraud.

                    (b) To the fullest extent permitted by law, the Member, in its capacitiy as manager of the Company, shall not be liable to the Company or any other person or entity bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member, in its capacities as manager of the Company, on behalf of the Company except that the Member shall be liable for a bad faith breach of the implied covenant of good faith and fair dealing. To the fullest extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member, in its capacity as manager of the Company, by reason of any act or omission performed or omitted by the Member.

                    (c) Any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

          19. Assignments. The Member may at any time assign in whole or in part its limited liability company interests in the Company. If the Member transfers all of its interests in the Company pursuant to this Section 19, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

          20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

          21. Dissolution.

                    (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

                    (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                    (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

                    (d) Upon the cancellation of the certificate of formation of the Company in accordance with the Act, the Company and this Agreement shall terminate.

          22. Severability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

          23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

          24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

          25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

          26. Sole Benefit of Member. Except as expressly provided in Section 18, the provisions of this Agreement (including Section 12) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

Covalence Specialty Materials Corporation

By:	/s/ Michael Jupiter

	Name:	Michael Jupiter
	Title:	President and Secretary